Exhibit 99.1

Investor Contact:	Company Contact:
Sharon Merrill Associates	Carl Paschetag, CFO
(617) 542-5300	(978) 970-5600
trr@investorrelations.com	cpaschetag@trcsolutions.com

TRC APPOINTS ROBERT W. HARVEY TO BOARD OF DIRECTORS

Former Reliant Energy Vice Chairman Adds Expertise in Energy and Management

Lowell, MA. July 11, 2007 — TRC (NYSE:TRR) announced today that Robert W. Harvey, 51, a former Vice Chairman at Reliant Energy has been elected to the Company’s Board of Directors.

“TRC will benefit from the depth of Bob’s experience at Reliant Energy, and before that leading McKinsey’s North American electric power and natural gas practice,” said Chris Vincze Chairman and Chief Executive Officer of TRC.  “Based on TRC’s position as a leading supplier of services to the energy industry, Bob will be a valuable addition to our board.  His appointment reflects our commitment to being a top-performer within our core service industries.”

Mr. Harvey served Reliant Energy in a variety of roles through February of 2005 and was responsible for several business units related to power generation and supply, wholesale and retail sales, and European operations.  Prior to joining Reliant, Mr. Harvey spent 17 years at McKinsey and Company, ultimately leading the firm’s North American electric power and natural gas practice and advising energy companies on a variety of strategic, organization and operations issues.  Mr. Harvey has a bachelor’s degree in mechanical engineering from Texas A&M University and an MBA from Harvard Business School.

About TRC

TRC creates and implements sophisticated and innovative solutions to the challenges facing America’s real estate, environmental, energy, and infrastructure markets. The Company also is a leading provider of technical, financial, risk management, and construction services to commercial and government customers across the country. For more information, visit TRC’s website at www.TRCsolutions.com.

TRC
650 Suffolk Street  •  Lowell, Massachusetts 01854
Telephone 978-970-5600  •  Fax 949-453-1995